UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2021

Shockwave Medical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001- 38829	27-0494101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5403 Betsy Ross Drive Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 279-4262

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	SWAV	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on March 23, 2021, the Board of Directors (the “Board”) of Shockwave Medical, Inc. (the “Company”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee, appointed Ms. Sara Toyloy as a Class II member of the Board, to fill a vacancy on the Board resulting from an increase in the number of directors constituting the Board. Ms. Toyloy shall hold office for a term expiring at the 2021 Annual Meeting of the Company’s stockholders, which is the next stockholder meeting at which Class II directors will be elected. We expect that Ms. Toyloy will be nominated for election with our other Class II directors at the 2021 Annual Meeting of the Company’s stockholders. Ms. Toyloy was also appointed to serve on the Audit Committee of the Board.

Ms. Toyloy, age 54, is currently President of Fabrica Consulting LLC, which she founded in February of 2020. Prior to that Ms. Toyloy served as President, New Therapies and Chief Regulatory Officer and Executive Vice President, Regulatory, Clinical Quality of Elixir Medical Corporation from March 2008 through February 2020. Prior to joining Elixir, Ms. Toyloy held several executive management positions including Executive Vice President of Biosensors International from February 2005 to August 2007, and Vice President of Regulatory and Clinical Affairs at Medtronic Vascular from December 2002 through October 2004. From January 1990 through November 2002 Ms. Toyloy served in a number of positions at Guidant Corporation, ultimately as Guidant’s Director of Regulatory Affairs and Clinical Research. Ms. Toyloy holds a B.S. Degree in Biological Sciences from California State University Hayward and is a member of the Regulatory Affairs Professional Society and a permanent member of the California Community College Honor Scholarship Society. Ms. Toyloy has been a guest lecturer at the Stanford Biomedical Technology and Innovation Program and in 2019 was recognized as the Distinguished Alumna for the School of Science at California State University East Bay (formerly California State University Hayward).

Ms. Toyloy will receive compensation in accordance with the Company’s standard compensatory arrangement for non-employee directors in effect from time to time, pursuant to which Ms. Toyloy will receive an initial grant of 2,143 restricted stock units valued at approximately $250,000, based on the closing price of the Company’s common stock on March 23, 2021 of $116.64, and an annual cash retainer in the amount of $45,000 plus an additional cash retainer for serving on the Company’s audit committee, in the amount of $10,000. Ms. Toyloy and the Company have also entered into the Company’s standard indemnification agreement for directors and executive officers.

There are no arrangements or understandings between Ms. Toyloy and any other person pursuant to which Ms. Toyloy was selected as a director. Ms. Toyloy has not been involved in any related person transactions with the Company that would require disclosure under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.01.	Regulation FD Disclosure.

On March 25, 2021, the Company issued a press release announcing the appointment of Ms. Toyloy to the Board. A copy of that press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 disclosure, including Exhibit 99.1, is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference into a filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

Item 9.01(d) – Exhibits

Exhibit Number	Description of Exhibit
99.1	Press release issued by Shockwave Medical, Inc., dated March 25, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shockwave Medical, Inc.

/s/ Dan Puckett
Date: March 25, 2021	Dan Puckett
Chief Financial Officer